Exhibit 95

Mine Safety Disclosures

The operation of domestic mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Under the Mine Act, an "Independent Contractor" who provides on-site services to the mine industry is deemed to be a “Mine Operator”. Our Distribution segment supplies parts and related service to mine operators in an MRO capacity, and as such we are subject to the reporting requirements included in Section 1503(a) of the Dodd-Frank Act and Item 104 of Regulation S-K.

MSHA inspects mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The table below sets forth by mining complex the total number of citations and/or orders issued, that required disclosure, to the Company during the twelve-month period ended December 31, 2015 by MSHA under the indicated provisions of the Mine Act, together with the total dollar value of proposed MSHA assessments.

Mine or Operating Name / MSHA Identification Number	(#) Section 104 S&S Citations	(#) Section 104(b) Orders	(#) Section 104(d) Citations and Orders	(#) Section 110(b)(2) Violations	(#) Section 107(a) Orders	($) Total Dollar Value of MSHA Assessments Proposed	(#) Total Number of Mining Related Fatalities	(yes/no) Received Notice of Pattern of Violations Under Section 104(e)	(yes/no) Received Notice of Potential to Have Pattern Under Section 104(e)	(#) Legal Actions Pending as of 12/31/2015	(#) Legal Actions Initiated During Period	(#) Legal Actions Resolved During the Period
(1)	(2)	(3)	(4)	(5)	(6)
Ray #0200150	2	—	—	—	—	$784	—	No	No	—	—	—

In evaluating this information, consideration should be given to the fact that citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

(1)	United States mines.

(2)	The total number of citations received from MSHA under §104 of the Mine Act for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3)	The total number of orders issued by MSHA under §104(b) of the Mine Act, which represents a failure to abate a citation under §104(a) within the period of time prescribed by MSHA.

(4)	The total number of citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	The total number of flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.

(6)	The total number of orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.